
                                                                         COMPUTATION OF RATIO OF           EXHIBIT 12
                                                                        EARNINGS TO FIXED CHARGES
                                                                                UNAUDITED

                                         Twelve Months                  Fiscal Year Ended September 30
                                             Ended            --------------------------------------------------------
                                        December 31, 1999     1999        1998        1997        1996        1995
                                        ------------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges  and Minority
  Interest in Foreign Subsidiaries (2)          $212,256      $202,512    $118,085    $169,783    $159,599    $128,061
Allowance for Borrowed Funds Used in
  Construction                                       335           303         110         346         205         195
Federal Income Tax                                47,168        44,583      43,626      57,807      55,148      30,522
State Income Tax                                   5,844         6,215       6,635       7,067       7,266       4,905
Deferred Inc. Taxes - Net (3)                     15,660        14,030     (26,237)      3,800       3,907       8,452
Investment Tax Credit - Net                         (830)         (729)       (663)       (665)       (665)       (672)
Rentals (1)                                        4,182         4,281       4,672       5,328       5,640       5,422
                                        ------------------------------------------------------------------------------
                                                $284,615      $271,195    $146,228    $243,466    $231,100    $176,885
                                        ==============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                      $ 64,706      $ 65,402    $ 53,154    $ 42,131    $ 40,872    $ 40,896
Interest on Commercial Paper and
   Short-Term Notes Payable                       18,245        17,319      13,605       8,808       7,872       6,745
Other Interest (2)                                 5,691         2,835      16,919       4,502       6,389       4,721
Rentals (1)                                        4,182         4,281       4,672       5,328       5,640       5,422
                                        ------------------------------------------------------------------------------
                                                $ 92,824      $ 89,837    $ 88,350    $ 60,769    $ 60,773    $ 57,784
                                        ==============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                  3.07          3.02        1.66        4.01        3.80        3.06


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended December 31, 1999 and, fiscal 1999, 1998, 1997, 1996 and 1995 reflect the reclassification of $1,927, $1,839, $1,716, $1,716, $1,716 and $1,716, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 excludes the cumulative effect of changes in accounting.